EXHIBIT 23.3

Report of Independent Registered Public Accounting Firm

To the Pension and Profit Sharing Committee

Chemung Canal Trust Company:

We have audited the accompanying statement of net assets available for plan benefits of the Chemung Canal Trust Company Profit Sharing, Savings, and Investment Plan (the Plan) as of December 31, 2002, and the related statement of changes in net assets available for plan benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above as of December 31, 2002, and for the year then ended, present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2002, and the changes in net assets available for plan benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Accounting principles generally accepted in the United States of America require disclosure about the net assets and significant components of the changes in net assets relating to nonparticipant-directed investment programs. Effective July 1, 2002, all amounts in the Plan are participant-directed. The participant-directed and nonparticipant-directed amounts and changes therein prior to July 1, 2002 could not be separately determined by the Plan's management and have been reported and disclosed in the aggregate.

/s/KPMG LLP

Albany, New York

June 24, 2003